Exhibit 99.2
Exterran Holdings and Exterran Partners Announce Departure of Chief Executive Officer and
Appointment of Interim Chief Executive Officer
HOUSTON, Oct 25, 2011 — Consistent with their previous announcement of the pending departure of President and Chief Executive Officer Ernie L. Danner, Exterran Holdings, Inc. (NYSE:EXH) and Exterran Partners, L.P. (NASDAQ:EXLP) today announced that Mr. Danner will depart as President and Chief Executive Officer of each company effective Oct. 31, 2011. The companies also announced that their respective Boards of Directors have appointed D. Bradley Childers as interim Chief Executive Officer, effective Oct. 31, 2011, while the search for a permanent leader continues.
“We are grateful to Ernie for his commitment to Exterran and his years of leadership,” said Gordon Hall, Chairman of the Board of Exterran Holdings. “On behalf of the Board, I wish him well in his future endeavors.”
“I feel privileged to have had the opportunity to lead Exterran’s exceptional group of employees around the world,” said Mr. Danner. “I have every confidence that Exterran’s continued focus on customer service and safe operations, unique combination of products and services and overall strength in the compression market will position Exterran Holdings and Exterran Partners well as they move forward under new leadership.”
Commenting on the search for a new Chief Executive Officer, Mr. Hall said, “We are actively engaged in the process of identifying and recruiting a new leader, and are encouraged by the quality of candidates we are seeing. The Board expects to recruit someone from outside the company for this position. Currently, we expect to have a new Chief Executive Officer in place before the end of the year.”
Mr. Childers will serve as interim Chief Executive Officer of each of Exterran Holdings and Exterran GP LLC, the managing general partner of Exterran Partners, until their respective Boards select a permanent President and Chief Executive Officer. Mr. Childers has served as Senior Vice President of Exterran Holdings since its formation in August 2007 and as President, North America since March 2008. He also serves as Senior Vice President and a director of Exterran GP LLC, positions he has held since June 2006 and May 2008, respectively. Prior to the merger of Hanover Compressor Company and Universal Compression Holdings, Inc. to form Exterran Holdings, Mr. Childers had served as Senior Vice President of Universal and President of its International Division from July 2006.
Commenting on the interim appointment, Mr. Hall said, “Brad has made and continues to make important contributions in his various leadership positions at Exterran, including most recently leading improvements in our North America business by driving our focus on delivering industry-leading customer service. We are pleased that he has agreed to act as our Chief Executive Officer on an interim basis until we identify a candidate to fill the position permanently.”

About Exterran
Exterran Holdings, Inc. is a global market leader in full service natural gas compression and a premier provider of operations, maintenance, service and equipment for oil and gas production, processing and transportation applications. Exterran Holdings serves customers across the energy spectrum—from producers to transporters to processors to storage owners. Headquartered in Houston, Texas, Exterran has more than 10,000 employees and operates in approximately 30 countries.
Exterran Partners, L.P. provides natural gas contract operations services to customers throughout the United States. Exterran Holdings owns an equity interest in Exterran Partners.
For more information, visit www.exterran.com.
Forward-Looking Statements
All statements in this release (and oral statements made regarding the subjects of this release) other than historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside the control of Exterran Holdings and Exterran Partners (the “Companies”), which could cause actual results to differ materially from such statements. Forward-looking information includes, but is not limited to, expectations relating to the Companies’ future performance under new leadership and statements regarding efforts to identify and recruit a permanent President and Chief Executive Officer.
While the Companies believe that the assumptions concerning future events are reasonable, they caution that there are inherent difficulties in predicting certain important factors that could impact the future performance or results of their business. Among the factors that could cause results to differ materially from those indicated by such forward-looking statements are: local, regional, national and international economic conditions and the impact they may have on the Companies and their customers; changes in tax laws that impact master limited partnerships; conditions in the oil and gas industry, including a sustained decrease in the level of supply or demand for oil and natural gas and the impact on the price of oil and natural gas; Exterran Holdings’ ability to timely and cost-effectively execute larger projects; changes in political or economic conditions in key operating markets, including international markets; changes in safety, health, environmental and other regulations; and, as to each of the Companies, the performance of the other entity.
These forward-looking statements are also affected by the risk factors, forward-looking statements and challenges and uncertainties described in Exterran Holdings’ Annual Report on Form 10-K for the year ended December 31, 2010, Exterran Partners’ Annual Report on Form 10-K for the year ended December 31, 2010, and those set forth from time to time in the Companies’ filings with the Securities and Exchange Commission, which are currently available at www.exterran.com. Except as required by law, the Companies expressly disclaim any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events or otherwise.
Exterran Contact Information:
Investors: David Oatman, 281-836-7035
Media: Susan Moore, 281-836-7398